Exhibit 10.1

FORM OF

SEPARATION AGREEMENT

BY AND BETWEEN

BIOVIE INC.

AND

OPTION THERAPEUTICS INC.

DATED AS OF [—], 2025

1

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ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		31

7.1	Agreement for Exchange of Information; Archives	31
7.2	Ownership of Information	31
7.3	Compensation for Providing Information	32
7.4	Record Retention	32
7.5	Limitations of Liability	32
7.6	Production of Witnesses; Records; Cooperation	32
7.7	Confidentiality	33
7.8	Protective Arrangements	34
7.9	Privileged Matters	34

ARTICLE VIII DISPUTE RESOLUTION		36

8.1	Disputes	36
8.2	Negotiation and Mediation	36
8.3	Arbitration	36
8.4	Interim Relief	37
8.5	Remedies	37
8.6	Expenses	37
8.7	Continuation of Services and Commitments	38

ARTICLE IX FURTHER ASSURANCES AND ADDITIONAL COVENANTS		38

9.1	Further Assurances	38

ARTICLE X TERMINATION		38

10.1	Termination	38
10.2	Effect of Termination	38

ARTICLE XI MISCELLANEOUS		39

11.1	Counterparts; Entire Agreement; Corporate Power	39
11.2	Governing Law	39
11.3	Assignability	39
11.4	Third-Party Beneficiaries	40
11.5	Notices	40
11.6	Severability	40
11.7	Force Majeure	40
11.8	Publicity	41
11.9	Expenses	41
11.10	Headings	41
11.11	Survival of Covenants	41
11.12	Waivers of Default	41
11.13	Specific Performance	41
11.14	Amendments	41
11.15	Interpretation	42
11.16	No Set Off	42
11.17	Limitations of Liability	42

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SCHEDULES:

Schedule 1.1	SpinCo Contracts
Schedule 1.2	SpinCo Employment Contracts and Arrangements
Schedule 1.4	SpinCo Intellectual Property
Schedule 1.6	SpinCo Products
Schedule 2.2(a)(x)	SpinCo Actions
Schedule 2.2(b)(ii)	Excluded Assets
Schedule 2.3(b)(iii)	Excluded Liabilities
Schedule 2.9(a)	Shared Contracts
Schedule 4.8(b)	Guarantee Release

EXHIBITS:

Exhibit A	Form of Amended and Restated Certificate of Incorporation of SpinCo

Exhibit B	Form of Amended and Restated Bylaws of SpinCo

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of [—], 2025 (this “Agreement”), is made and entered into by and between BIOVIE INC., a Nevada corporation (“BioVie”), and OPTION THERAPEUTICS INC., a Delaware corporation (“SpinCo”). BioVie and SpinCo are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the respective meanings assigned to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, BioVie, directly or indirectly, currently owns and operates both the BioVie Business and the SpinCo Business;

WHEREAS, the board of directors of BioVie (the “BioVie Board”) has determined that it is in the best interests of BioVie and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, SpinCo has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the transactions described herein;

WHEREAS, in furtherance of the foregoing, the BioVie Board and the board of directors of SpinCo (the “SpinCo Board”) have determined that it is appropriate and desirable for BioVie to transfer the SpinCo Assets to SpinCo and have SpinCo assume the SpinCo Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, the BioVie Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for SpinCo to make an offer and sale to the public of a limited number of SpinCo Common Shares, pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”), immediately following which offering and sale BioVie will own more than 50% of the outstanding SpinCo Common Stock (the “Retained Shares”);

WHEREAS, after the IPO, if effected, BioVie may (i) effect a disposition of Retained Shares pursuant to one or more public offering(s) or private transaction(s) or (ii) continue to hold its interest of the Retained Shares;

WHEREAS, the Parties intend the Separation to qualify for non-recognition treatment for U.S. federal income tax purposes;

WHEREAS, each of BioVie and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that shall govern certain matters relating to the Separation and the relationship of BioVie, and SpinCo following the Separation and IPO (the “Transactions”); and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of BioVie and SpinCo relating to the Transactions, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, settlement, inquiry, subpoena, proceeding (including any administrative proceeding) or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. [It is expressly agreed that, prior to, on and after the Separation Date, for purposes of this Agreement and the Ancillary Agreements, (1) SpinCo shall not be deemed to be an Affiliate of BioVie and (2) BioVie shall not be deemed to be an Affiliate of SpinCo.]

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties in connection with the Transactions, including the Management Services Agreement, the Registration Rights Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third-party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third-Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)       all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)       all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c)       all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d)       all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)       (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;

(f)       all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g)       all deposits, letters of credit and performance and surety bonds;

(h)       all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third-Parties;

(i)       all Intellectual Property and Technology;

(j)       all Software;

(k)       all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)       all prepaid expenses, trade accounts and other accounts and notes receivable;

(m)       all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)       all rights under contracts, consent decrees, orders or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(o)       all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority;

(p)       all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)       all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“BioVie” shall have the meaning set forth in the Preamble.

“BioVie Board” shall have the meaning set forth in the Recitals.

“BioVie Business” shall mean the businesses and operations of BioVie other than the SpinCo Business.

“BioVie Disclosure Portions” shall mean the information set forth in the IPO Registration Statement or any other Disclosure Document, in each case solely to the extent relating exclusively to (a) BioVie, (b) the BioVie Business, (c) BioVie’s intentions with respect to the Separation, or (d) the terms of the Transactions, including the form, structure and terms of any transaction(s) to effect the Separation and the timing of and conditions to the consummation of the Transactions.

“BioVie Indemnitees” shall have the meaning set forth in Section 4.2.

“BioVie Intellectual Property” shall mean all Intellectual Property that is owned or licensed by BioVie, other than the SpinCo Intellectual Property.

“BioVie Released Party” shall have the meaning set forth in Section 4.1(a).

“BioVie Technology” shall mean all Technology that is owned or licensed by BioVie or SpinCo, other than the SpinCo Technology.

“BioVie Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidential Information” shall have the meaning set forth in Section 7.7(a).

“CPR” shall have the meaning set forth in Section 8.2.

“Disclosing Group” shall have the meaning set forth in Section 7.7(a).

“Disclosing Party” shall have the meaning set forth in Section 7.7(a).

“Disclosure Document” shall mean any registration statement (including the IPO Registration Statement) filed with the SEC by or on behalf of either Party or any of its controlled Affiliates, and also includes any information statement, prospectus, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the IPO or SpinCo or primarily relates to the Transactions.

“Dispute” shall have the meaning set forth in Section 8.1(b).

“Dispute Notice” shall have the meaning set forth in Section 8.2.

“Effective Time” shall mean the time at which the Separation occurs on the Separation Date, which shall be deemed to be 12:01 a.m., Eastern Time, on the Separation Date, or such other time as BioVie may determine in its sole discretion.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, equipment upgrades or replacements, asbestos survey and removal costs, property damages, personal injury damages, costs of compliance, including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange” shall mean the NYSE American or such other nationally recognized stock exchange as SpinCo shall select for the listing of the SpinCo Common Stock to be issued in the IPO.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Force Majeure” shall have the meaning set forth in Section 11.7.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Guarantee Release” shall have the meaning set forth in Section 4.8(b).

“Hazardous Materials” shall mean any chemical, radiological isotope, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, whether or not stored in any medium that has existed, now exists or will exist, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (b) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall be calculated net of any costs or expenses incurred by a Party in pursuing insurance coverage.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions (the foregoing, collectively, “Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (the foregoing, collectively, “Trademarks”), (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary Information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, (f) intellectual property rights arising from or in respect of any Technology, and (g) rights to enforce any past, present or infringement or misappropriation of any of the foregoing.

“Intercompany Agreements” shall mean the agreements listed on Schedule 1.7.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Effective Date” shall mean the date of the closing of the IPO.

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 to be filed under the Securities Act, pursuant to which the SpinCo Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall have the meaning set forth in Section 3.3(a)(i).

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, Taxes, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or description, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from Third-Party Claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of the date hereof, by and between BioVie and SpinCo, as such Management Services Agreement may be amended from time to time.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Receiving Group” shall have the meaning set forth in Section 7.7(a).

“Receiving Party” shall have the meaning set forth in Section 7.7(a).

“Registrable IP” shall mean all Patents, registered Trademarks (including all goodwill associated therewith), registered Internet domain names and copyright registrations.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and between BioVie and SpinCo, as such Registration Rights Agreement may be amended from time to time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Retained Shares” shall have the meaning set forth in the Recitals.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall mean the IPO Effective Date or such other date as BioVie and SpinCo may mutually agree upon in writing.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.10(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the unaudited pro forma balance sheet of the SpinCo Business, as of [DATE], including the notes thereto, as reflected in the applicable Disclosure Document.

“SpinCo Board” shall have the meaning set forth in the Recitals.

“SpinCo Business” shall mean: (a) (i) the business and operations of SpinCo and (ii) such other businesses and operations relating thereto carried on by SpinCo and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation exclusively or primarily related to the SpinCo Business (as described in the foregoing clause (a)) as then conducted, excluding, in the case of each of clauses (a) and (b), the businesses and operations primarily related to the Excluded Assets.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B attached hereto, as reasonably amended in a manner consistent with then-market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“SpinCo Cash” shall have the meaning set forth in Section 2.2(a)(ix).

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A attached hereto, as reasonably amended in a manner consistent with then-market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“SpinCo Common Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Contracts” shall mean the following contracts and agreements to which BioVie is a party or by which BioVie or its Assets is bound, whether or not in writing, in each case immediately prior to the Separation, except for any such contract or agreement that is contemplated to be retained by BioVie pursuant to any provision of this Agreement or any Ancillary Agreement (including pursuant to Section 2.2(b)(ii)):

(a)       any customer, distribution, supply or vendor contracts or agreements entered into prior to the Effective Time that relate exclusively or primarily to the SpinCo Business, including the contracts set forth on Schedule 1.1;

(b)       any other contract or agreement that relates exclusively or primarily to the SpinCo Business;

(c)       any joint venture agreement or, subject to Section 2.13, any license agreement that relates exclusively or primarily to the SpinCo Business;

(d)       any guarantee, indemnity, representation, warranty or other Liability of SpinCo or BioVie in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(e)       any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Employee or consultants of SpinCo that are in effect as of the Separation Date, except for the arrangements listed on Schedule 1.2;

(f)       any consent order, decree or agreement with any third party including Governmental Authorities that relates exclusively or primarily to the SpinCo Business;

(g)       any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo; and

(h)       any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements that relate exclusively or primarily to the SpinCo Business.

“SpinCo Employee” shall have the meaning set forth in the Management Services Agreement.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean (a) all Registrable IP set forth on Schedule 1.4 and (b) all Intellectual Property, other than Registrable IP, that is owned by BioVie or SpinCo and that is used or held for use exclusively or primarily in the SpinCo Business as of the Separation Date, in each case other than any Registrable IP or other Intellectual Property that is contemplated to be retained by BioVie pursuant to any provision of this Agreement or any Ancillary Agreement (including pursuant to Section 2.2(b)(ii)).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Products” shall mean the products and product candidates listed on Schedule 1.6.

“SpinCo Released Party” shall have the meaning set forth in Section 4.1(b).

“SpinCo Software” shall mean all Software owned or licensed by BioVie or SpinCo that is exclusively or primarily used or held for use in the SpinCo Business as of the Separation Date, other than any Software that is contemplated to be retained by BioVie pursuant to any provision of this Agreement or any Ancillary Agreement (including pursuant to Section 2.2(b)(ii)).

“SpinCo Technology” shall mean all Technology owned or licensed by BioVie or SpinCo that is exclusively or primarily used or held for use in the SpinCo Business as of the Separation Date, other than any Technology that is contemplated to be retained by BioVie pursuant to any provision of this Agreement or any Ancillary Agreement (including pursuant to Section 2.2(b)(ii)).

“SpinCo Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the date hereof, by and between BioVie and SpinCo, as such Tax Matters Agreement may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials or Information, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third-Party Claim” shall have the meaning set forth in Section 4.4(a).

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transition Committee” shall have the meaning set forth in Section 2.14.

“Underwriters” shall mean the managing underwriters for the IPO.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by and among BioVie, SpinCo and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.7(b).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.6(b).

ARTICLE II
THE SEPARATION

2.1          Transfer of Assets and Assumption of Liabilities.

(a)           On or prior to the Effective Time, which may be amended at any time prior to the Effective Time by BioVie in its sole and absolute discretion:

(i)       Transfer and Assignment of SpinCo Assets. BioVie shall contribute, assign, transfer, convey and deliver to SpinCo, and SpinCo shall accept from BioVie, all of BioVie’s right, title and interest in and to all of the SpinCo Assets; and

(ii)       Acceptance and Assumption of SpinCo Liabilities. SpinCo shall be deemed to have accepted, and shall assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. SpinCo shall be responsible for all SpinCo Liabilities, if any, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by BioVie’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against BioVie or SpinCo) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by BioVie or SpinCo, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)           In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on or before the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed (i) BioVie shall execute and deliver such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of BioVie’s right, title and interest in and to the SpinCo Assets to SpinCo, and (ii) SpinCo shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “BioVie Transfer Documents.”

(c)         In the event that, in connection with the Separation, any Party shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(d)         SpinCo hereby waives compliance by BioVie with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets.

(e)         BioVie hereby waives compliance by SpinCo with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets.

2.2          SpinCo Assets.

(a)          For the purposes of this Agreement, “SpinCo Assets” shall mean (without duplication):

(i)         all Assets that are expressly provided by this Agreement or any Ancillary Agreement (including for the avoidance of doubt the Schedules hereto or thereto) as Assets to be transferred to SpinCo;

(ii)        all of the SpinCo Contracts and all rights, interests or claims of either BioVie or SpinCo thereunder;

(iii)       all Assets reflected as assets of SpinCo and its Subsidiaries on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iii);

(iv)       all Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a pro forma balance sheet of SpinCo as of the Effective Time (were such balance sheet to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iv);

(v)       all rights, interests and claims of either BioVie or SpinCo to any SpinCo Intellectual Property, SpinCo Software and SpinCo Technology;

(vi)       all other rights, interests and claims of either Party or any of its Subsidiaries with respect to Information that is exclusively or primarily related to the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business;

(vii)     solely to the extent provided in Article V, rights under any Policies;

(viii)     subject to Section 2.10, all cash or cash equivalents of SpinCo (the “SpinCo Cash”);

(ix)       any cash or cash equivalents withdrawn from BioVie Accounts in accordance with Section 2.10(c);

(x)        all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff with respect to the Actions listed on Schedule 2.2(a)(x);

(xi)       all books and records which relate exclusively or primarily to the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business (provided that BioVie shall have the right to retain copies of all such books and records to the extent related to the BioVie Business);

(xii)       all pre-clinical and clinical data related exclusively or primarily to the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business and which is contained in BioVie’s databases or is otherwise in BioVie’s possession or control; and

(xiii)     except as contemplated by Section 2.5(b), any and all Assets, other than Intellectual Property, Software and Technology, owned and used or held for use immediately prior to the Effective Time by BioVie or any of its Subsidiaries that are used exclusively or primarily in the SpinCo Business. The intention of this clause (xv) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a SpinCo Asset. No Asset shall be deemed to be a SpinCo Asset solely as a result of this clause (xv) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement unless the Party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent.

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b).

(b)          For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i)        any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by BioVie;

(ii)        the Assets described on Schedule 2.2(b)(ii);

(iii)       any cash or cash equivalents withdrawn from SpinCo Accounts in accordance with Section 2.10(c);

(iv)       all rights, interests and claims of either Party or any of its Subsidiaries to any BioVie Intellectual Property;

(v)       any and all Shared Contracts (other than SpinCo Assets arising under any Shared Contracts in accordance with Section 2.9);

(vi)      except as otherwise provided in Article V, any and all rights under any Policies; and

(vii)       subject to Section 2.2(a)(xv), any and all Assets of BioVie that are not SpinCo Assets.

2.3       SpinCo Liabilities.

(a)       For the purposes of this Agreement, “SpinCo Liabilities” shall mean (without duplication):

(i)       all Liabilities, including any Environmental Liabilities and any Liability relating to the protection of human and occupational health and safety, the protection or restoration of, or prevention of harm to, the environment or natural resources, relating to, arising out of or resulting from:

(A)       the operation or ownership of the SpinCo Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority) and including (for the avoidance of doubt) any Liability with respect to any products sold by the SpinCo Business under an BioVie label, whether prior to, on or after the Separation Date);

(B)       the operation or ownership of any business conducted by SpinCo at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority));

(C)       any SpinCo Assets (including any SpinCo Contracts and any SpinCo Assets arising under any Shared Contracts, to the extent related to the SpinCo Business, and any real property and leasehold interests) in any such case whether arising before, on or after the Separation Date; or

(D)       any product liability claims or other claims of third parties relating to any product developed, manufactured, marketed, distributed, licensed or sold by the SpinCo Business;

(ii)       all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by or otherwise the responsibility of SpinCo and all agreements, obligations and Liabilities of SpinCo under this Agreement or any of the Ancillary Agreements;

(iii)       all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the SpinCo Business, including the businesses listed on Schedule 2.3(a)(iii);

(iv)       all Liabilities reflected as liabilities or obligations of SpinCo and its Subsidiaries on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (iv);

(v)       all Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a pro forma balance sheet of SpinCo as of the Effective Time (were such balance sheet to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (v);

(vi)       all Liabilities relating to, arising out of or resulting from the Actions listed on Schedule 2.2(a)(x); and

(vii)       all Liabilities arising out of claims made by BioVie’s or SpinCo’s current or former respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against BioVie or SpinCo to the extent relating to, arising out of or resulting from the (x) SpinCo Business or (y) the other businesses, operations, activities or Liabilities referred to in clauses (i) through (vi) above, inclusive.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b).

(b)          For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)       any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by BioVie or any other member of BioVie, and all agreements and obligations of BioVie under this Agreement or any of the Ancillary Agreements;

(ii)       any and all Liabilities of BioVie to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the SpinCo Business);

(iii)       the Liabilities described on Schedule 2.3(b)(iii); and

(iv)       any and all Liabilities of BioVie that are not SpinCo Liabilities.

2.4         Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a)          To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, SpinCo upon consummation of the Separation or is owned or held by SpinCo after the Effective Time, from and after the Separation Date:

(i)       SpinCo shall promptly assign, transfer, convey and deliver to BioVie, and BioVie shall accept from SpinCo, all of SpinCo’s right, title and interest in and to such Excluded Assets; and

(ii)       BioVie shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b)       In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.1(a)(iii), 2.1(a)(iv), 2.4(a)(i) and 2.4(a)(ii) and without any additional consideration therefor: (i) SpinCo shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its applicable Subsidiaries’ right, title and interest in and to the Excluded Assets to BioVie and its applicable Subsidiaries, and (ii) BioVie shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by BioVie and such Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “SpinCo Transfer Documents” and, together with the BioVie Transfer Documents, the “Transfer Documents.”

2.5       Approvals and Notifications.

(a)       To the extent that the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between BioVie and SpinCo, neither BioVie nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or agree to any material undertaking, in order to obtain or make such Approvals or Notifications.

(b)       If and to the extent that the valid, complete and perfected transfer or assignment to BioVie of any Excluded Assets or the assumption by BioVie of any Excluded Liabilities would be a violation of applicable Law, or require any Approvals or Notifications that has not been obtained or made on or before the Separation Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to BioVie of such Excluded Assets or the assumption by BioVie of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities for all other purposes of this Agreement.

(c)       If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Separation Date, then, insofar as reasonably possible, SpinCo shall thereafter hold such Excluded Asset or Excluded Liability, as the case may be, for the use and benefit of BioVie (at the expense of BioVie). In addition, SpinCo shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by BioVie in order to place BioVie in a substantially similar position as if such Excluded Asset or Excluded Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Date to BioVie.

(d)       If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)       In the event SpinCo retains an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by BioVie entitled to the Excluded Asset or Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by BioVie or the member of BioVie entitled to such Excluded Asset or Excluded Liability.

(f)       To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation or the Separation requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between BioVie and SpinCo, neither BioVie nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or agree to any material undertaking, in order to obtain or make such Approvals or Notifications.

(g)       If and to the extent that the valid, complete and perfected transfer or assignment to SpinCo of any SpinCo Asset or assumption by SpinCo of any SpinCo Liability would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Separation that have not been obtained or made on or before the Separation Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to SpinCo of such SpinCo Assets or the assumption by SpinCo of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(h)       If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Separation Date, whether as a result of the provisions of Section 2.5(g) or for any other reason, then, insofar as reasonably possible BioVie shall thereafter hold such SpinCo Asset or SpinCo Liability, as the case may be, for the use and benefit of SpinCo (at SpinCo’s expense). In addition, BioVie shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by SpinCo, in order to place SpinCo in a substantially similar position as if such SpinCo Asset or SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SpinCo Asset or SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SpinCo Asset or SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Date to SpinCo.

(i)       If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Asset or the deferral of assumption of any SpinCo Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability have been removed, the transfer or assignment of the applicable SpinCo Asset or the assumption of the applicable SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)       BioVie retaining a SpinCo Asset or SpinCo Liability due to the deferral of the transfer or assignment of such SpinCo Asset or the deferral of the assumption of such SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo.

(k)       Notwithstanding anything to the contrary in this Agreement, the Parties’ respective obligations under Sections 2.5(a), 2.5(c), 2.5(f) and 2.5(h) shall terminate on the first anniversary of the Separation Date.

2.6         Novation of SpinCo Liabilities.

(a)       Each Party, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute SpinCo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than SpinCo, so that, in any such case, SpinCo will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither BioVie nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third-party from whom any such consent, substitution, approval, amendment or release is requested or to agree to any material undertaking in connection therewith.

(b)       If BioVie or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of BioVie continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of BioVie, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of BioVie that constitute Unreleased SpinCo Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on BioVie. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, BioVie shall promptly assign, or cause to be assigned, and SpinCo shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

2.7         Novation of Excluded Liabilities.

(a)       Each Party, at the request of the other Party, hereby agrees to use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which BioVie and SpinCo are jointly or severally liable and that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than BioVie, so that, in any such case, BioVie will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither BioVie nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third-party from whom any such consent, substitution, approval, amendment or release is requested or to agree to any material undertaking in connection therewith.

(b)       If BioVie or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and SpinCo continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), BioVie shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for SpinCo, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of SpinCo that constitute Unreleased Excluded Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on SpinCo. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and BioVie shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

2.8         Intercompany Agreements and Arrangements.

(a)       Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1 hereof, SpinCo, on the one hand, and BioVie, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and BioVie, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)       The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or to be continued following the Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a party; (iii) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(d); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of BioVie or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (v) any Shared Contracts; (vi) any agreements, arrangements, commitments or understandings relating to the purchase and sale of products in the ordinary course of business between SpinCo and BioVie; (vii) the Reorganization Agreements; and (viii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive past the Effective Time.

(c)       The Parties acknowledge and agree that all of the Intercompany Balances as of [DATE] have been repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by BioVie.

(d)       All Intercompany Balances outstanding as of the date hereof shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by BioVie.

2.9         Treatment of Shared Contracts.

(a)       Without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.9(a) shall be assigned in part to the applicable Party, if so assignable, or appropriately amended prior to, on or after the Separation Date, so that each Party shall, as of the Separation Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.9(a), and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of SpinCo (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by SpinCo in connection with the Separation), and (B) any contract, agreement, arrangement, commitment or understanding that is a SpinCo Asset or a SpinCo Liability but, prior to the Effective Time, inured in part to the benefit or burden of BioVie (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of BioVie in connection with the Separation), shall be assigned in part to the applicable Party, if so assignable, or appropriately amended prior to, on or after the Separation Date, so that each Party shall, as of the Separation Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any Party be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause SpinCo or BioVie, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the businesses retained by BioVie, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) SpinCo or BioVie to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed pursuant to this Section 2.9.

(b)       Each of Party shall (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its subsidiaries, as applicable, not later than the Separation Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)       Nothing in this Section 2.9 shall require any Party to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by such Party), incur any obligation or grant any concession for the benefit of the other Party in order to effect any transaction contemplated by this Section 2.9.

2.10       Bank Accounts; Cash Balances; Collection of Accounts Receivable.

(a)       Each Party agrees to take, on the Separation Date (or such earlier time as BioVie and SpinCo may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by BioVie (collectively, the “BioVie Accounts”) so that each such SpinCo Account and BioVie Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any BioVie Account or SpinCo Account, respectively, is delinked from such BioVie Account or SpinCo Account, respectively.

(b)       With respect to any outstanding payments initiated by BioVie or SpinCo prior to the Effective Time, such outstanding payments shall be honored following the Effective Time by the Party owning the account from which the payment was initiated.

(c)       As between BioVie and SpinCo all payments made and reimbursements received after the Effective Time by either Party that relate to a business, Asset or Liability of the other Party shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(d)       From and after the Effective Time, BioVie shall be solely responsible for the collection efforts of any and all accounts receivable of BioVie or SpinCo outstanding as of the Effective Time. Promptly following the collection of any such account receivable by BioVie, but solely to the extent that such account receivable constitutes a SpinCo Asset, BioVie shall forward to SpinCo the amount so collected.

2.11       Ancillary Agreements. Effective on or prior to the Separation Date, each of BioVie and SpinCo will execute and deliver all Ancillary Agreements to which it is a party.

2.12       Disclaimer of Representations and Warranties. EACH OF PARTY UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY REORGANIZATION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY REORGANIZATION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY REORGANIZATION AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, NOTIFICATIONS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY REORGANIZATION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS, AND EXCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR TITLE, AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13       Intellectual Property. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, BioVie will retain all licenses, rights and royalty payments in and to any and all existing Intellectual Property license agreements with third parties, including the sole right to amend or modify such agreements, except for Intellectual Property related agreements which (a) relate exclusively or primarily to the SpinCo Business, (b) were executed or entered into by the SpinCo Business and (c) do not otherwise constitute Excluded Assets.

ARTICLE III
THE IPO; OTHER TRANSACTIONS

3.1         Sole and Absolute Discretion; Cooperation. Following the date hereof and subject to the terms of the Underwriting Agreement, BioVie may, in its sole and absolute discretion, determine (a) whether and when to proceed with the IPO, if at all and (b) the terms of the IPO, including the form, structure and terms of any transaction(s) or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, BioVie may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO or terminating the IPO. SpinCo shall cooperate with BioVie to accomplish the IPO and any concurrent private placement(s) and shall, at BioVie’s direction, promptly take any and all actions necessary or desirable to effect the IPO and any concurrent private placement(s), including, without limitation, the registration under the Securities Act of the SpinCo Common Stock on appropriate registration form(s) to be designated by BioVie. For the avoidance of doubt, BioVie may determine, at any point prior to the IPO Effective Date, to not proceed with and terminating the IPO.

3.2         Actions Prior to the IPO.

(a)       If BioVie determines in accordance with Section 3.1 to proceed with the IPO, BioVie and SpinCo shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.

(b)       Registration Statements. SpinCo shall prepare and file the IPO Registration Statement, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities Laws. BioVie and SpinCo shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the SpinCo Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c)       Underwriting Activities. BioVie and SpinCo shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to BioVie and shall comply with its obligations thereunder.

(d)       IPO Consultation. BioVie and SpinCo shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e)       Securities Law Matters. To the extent required under applicable Law, BioVie and SpinCo will prepare, and SpinCo will file with the SEC, any such documentation and any requisite no-action letters which BioVie determines are necessary or desirable to effectuate the IPO, and BioVie and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Each of BioVie and SpinCo shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f)       Exchange Listing. SpinCo shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the SpinCo Common Stock to be issued in the IPO on the Exchange, subject to official notice of issuance.

(g)       Preparation of Materials. SpinCo shall participate in the preparation of materials and presentations as BioVie or the Underwriters shall deem necessary or desirable.

(h)       IPO Costs. Other than the SEC registration fee and the FINRA fee, SpinCo shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

(i)       SpinCo Directors and Officers. Prior to the IPO Effective Date, BioVie and SpinCo shall take all necessary actions so that, as of the IPO Effective Date, (i) the directors and executive officers of SpinCo shall be those set forth in the IPO Registration Statement, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned, if requested by BioVie at BioVie’s sole discretion, from his or her position, if any, as a member of the BioVie Board or as an executive officer of BioVie; and (iii) SpinCo shall have such other officers as SpinCo shall appoint. Until the Disposition Date, the chair of the SpinCo Board shall not be an officer of SpinCo.

(j)       SpinCo Certificate of Incorporation and SpinCo Bylaws. Prior to the IPO Effective Date, BioVie and SpinCo shall each take all actions that may be required to provide for the adoption by SpinCo of the SpinCo Certificate of Incorporation and SpinCo Bylaws, in each case, to be effective as of the IPO Effective Date.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1         Release of Pre-Separation Claims.

(a)       Except as provided in (i) Sections 4.1(c) and 4.1(d) or (ii) any Ancillary Agreement, effective as of the Effective Time, SpinCo does hereby, for itself and its Affiliates (other than BioVie), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of SpinCo (in each case, in their respective capacities as such), remise, release and forever discharge BioVie and its Affiliates (other than SpinCo), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of BioVie (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “BioVie Released Parties”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation.

(b)       Except as provided in (i) Sections 4.1(c) and 4.1(d) and (ii) any Ancillary Agreement, effective as of the Effective Time, BioVie does hereby, for itself and its Affiliates (other than SpinCo), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of BioVie (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and its Affiliates (other than BioVie), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of SpinCo (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “SpinCo Released Parties”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation.

(c)       Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i)       any Liability provided in or resulting from any agreement between the Parties that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Effective Time;

(ii)       any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to a Party in accordance with, or any other Liability of any Party under, this Agreement or any Ancillary Agreement;

(iii)       any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third-Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)       any Liability solely to the extent such Liability is the basis of a claim against any Person that is not a SpinCo Released Party or a BioVie Released Party.

In addition, nothing contained in Section 4.1(a) shall release BioVie from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of BioVie on or prior to the Separation Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify, or procure from a Subsidiary the effective indemnification of, BioVie for such Liability (including BioVie’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)       SpinCo shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BioVie or any other member of BioVie, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). BioVie shall not make, and shall not permit BioVie to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)       It is the intent of each of Party, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among SpinCo and BioVie (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as expressly set forth in Section 4.1(c). From time to time, at the request of any other Party, each Party shall execute and deliver releases reflecting the provisions hereof.

(f)       Any breach of the provisions of this Section 4.1 by either BioVie or SpinCo shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

4.2         Indemnification by SpinCo. SpinCo shall indemnify, defend and hold harmless BioVie and each of its directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BioVie Indemnitees”), from and against any and all Liabilities of the BioVie Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)       the failure of SpinCo or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities or SpinCo Contract in accordance with its respective terms, whether prior to, on or after the Separation Date;

(b)       the SpinCo Business (except to the extent it constitutes an Excluded Liability), any SpinCo Liability or any SpinCo Contract;

(c)       any breach by SpinCo of this Agreement or any of the Ancillary Agreements, unless any such Ancillary Agreement expressly provides for separate indemnification therein, in which case any claim for indemnification for breach thereof shall be made exclusively pursuant to (and subject to the terms and conditions of) the indemnification provisions therein;

(d)       except to the extent it constitutes an Excluded Liability, any guarantee, indemnification obligation, letter of credit reimbursement obligation, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit SpinCo by BioVie that survives following the Separation; and

(e)       any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the IPO Registration Statement or any other Disclosure Document, in each case, as amended or supplemented, except in each case solely to the extent such statement or omission constitutes an BioVie Disclosure Portion.

4.3         Indemnification by BioVie. BioVie shall indemnify, defend and hold harmless SpinCo and each of its directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)       the failure of BioVie or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, on or after the Separation Date;

(b)       the Excluded Liabilities;

(c)       the BioVie Business (except to the extent it constitutes a SpinCo Liability and other than the conduct of business, operations or activities for the benefit of SpinCo pursuant to any Ancillary Agreement);

(d)       any breach by BioVie of this Agreement or any of the Ancillary Agreements, unless any such Ancillary Agreement expressly provides for separate indemnification therein, in which case any claim for indemnification for breach thereof shall be made exclusively pursuant to (and subject to the terms and conditions of) the indemnification provisions therein; and

(e)       any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the IPO Registration Statement or any other Disclosure Document, in each case, as amended or supplemented, and in each case solely to the extent such statement or omission constitutes a BioVie Disclosure Portion.

4.4         Procedures for Indemnification of Third-Party Claims.

(a)       If any Person entitled to indemnification hereunder (an “Indemnitee”) shall receive notice or otherwise learn of the assertion by a third-party (including any Governmental Authority) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which any Party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and no later than thirty (30) days or sooner, if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.4(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.4(a).

(b)       An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense, any Third-Party Claim with outside counsel satisfactory to the Indemnitee. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 4.4(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise set forth in this Section 4.4. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Indemnifying Party shall not be entitled to defend (or settle or compromise) any Third-Party Claim that involves any Governmental Authority or potential criminal liability or that seeks injunctive or other non-monetary relief.

(c)       In the event that the Indemnifying Party is permitted by the terms of this Agreement, and has elected, to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one (1) separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d)       If an Indemnifying Party is not permitted by this terms of this Agreement or elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.4(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(e)       Unless the Indemnifying Party has failed or is not permitted by the terms of this Agreement to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim, or admit to any wrongdoing in connection therewith, without the consent of the Indemnifying Party.

(f)       In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim, or admit to any wrongdoing in connection therewith, without the consent of the Indemnitee; provided, however, that the Indemnifying Party may, without the consent of the Indemnitee, consent to any settlement of a Third-Party Claim that (i) does not require or result in any payment by the Indemnitee, (ii) does not include any admission of wrongdoing by the Indemnitee or any of its Affiliates, (iii) does not provide for any injunctive or non-monetary relief against the Indemnitee or any of its Affiliates and (iv) includes a complete and unconditional release of the Indemnitee and its Affiliates with respect to such Third-Party Claim.

(g)       The party controlling the defense of any Third-Party Claim shall keep the other party fully informed of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(h)       For the avoidance of doubt, the provisions of this Article IV shall apply to Third-Party Claims that have already been asserted as well as Third-Party Claims asserted after the date hereof, and there shall be no requirement under this Section 4.4 to give notice with respect to any Third-Party Claims that have already been asserted as of the Effective Time.

4.5         Additional Matters.

(a)       Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article IV shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b)       Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c)       In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)       In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 4.5, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(e)       For all claims as to which indemnification or contribution is provided under this Article IV, other than Third-Party Claims (as to which Section 4.4 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

4.6        Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.7       Survival of Indemnities. The rights and obligations of each of BioVie and SpinCo and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

4.8       Guarantees, Letters of Credit or Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6 and this Article IV:

(a)       On or prior to the Separation Date or as soon as practicable thereafter, SpinCo shall (with the reasonable cooperation of the applicable member(s) of BioVie) use its reasonable best efforts to have any member(s) of BioVie removed as guarantor of or obligor for any SpinCo Liability to the extent that they constitute SpinCo Liabilities.

(b)       On or prior to the Separation Date, to the extent required to obtain a release from a guarantee or letter of credit, including the guarantees listed on Schedule 4.8(b) (a “Guarantee Release”), of BioVie, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement or letter of credit, except to the extent that such existing guarantee or letter of credit contains representations, covenants or other terms or provisions either (i) with which SpinCo would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.

(c)       If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 4.8, (i) SpinCo shall indemnify, defend and hold harmless each of the BioVie Indemnitees for any Liability arising from or relating to such guarantee and shall, as agent or subcontractor for BioVie, pay, perform and discharge fully all the obligations or other Liabilities of BioVie, and (ii) SpinCo shall not agree to renew or extend the term of, increase any obligations under, or transfer to any third-party, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of BioVie is or may be liable unless all obligations of BioVie with respect thereto are thereupon terminated by documentation satisfactory in form and substance to BioVie in its sole and absolute discretion.

4.9       Contribution. If the indemnification provided for in Section 4.2 is unavailable to, or insufficient to hold harmless, any Indemnitee under this Article IV with respect to any Liabilities (other than in accordance with the terms of this Agreement, in which case this Section 4.9 shall not apply), then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the conduct, statements or omissions that resulted in such Liabilities. The relative fault of any BioVie Indemnitee, on the one hand, and of any SpinCo Indemnitee, on the other hand, in the case of any Liabilities arising out of or related to information contained in the IPO Registration Statement or any other Disclosure Document shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by a SpinCo Indemnitee or a BioVie Indemnitee, it being understood that (a) the BioVie Disclosure Portions shall in all cases be deemed supplied by BioVie and the BioVie Indemnitees and (b) all other information in the IPO Registration Statement or any other Disclosure Document shall in all cases be deemed supplied by SpinCo and the SpinCo Indemnitees.

4.10       Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Affiliates or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any BioVie Liabilities by BioVie on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.11       Taxes. The provisions of this Agreement, including this Article IV, shall not apply to any matters relating to Taxes to the extent such matters are addressed in the Tax Matters Agreement or the Management Services Agreement. In the case of any conflict between this Agreement and either the Tax Matters Agreement or the Management Services Agreement in relation to any matters related to Taxes, the Tax Matters Agreement or the Management Services Agreement, as applicable, shall prevail.

ARTICLE V
INSURANCE

5.1       Insurance Matters.

(a)       SpinCo acknowledges and agrees that, from and after the Effective Time, SpinCo shall not have any rights to or under BioVie’s insurance policies, except as expressly provided in this Agreement or any Ancillary Agreement.

(b)       Notwithstanding Section 5.1(a), from and after the Effective Time, with respect to any Liability incurred by SpinCo prior to the Effective Time, to the extent reasonably possible, BioVie will, or will cause the applicable insurance companies to (i) continue to provide SpinCo with access to and coverage under the applicable insurance policies, and (ii) reasonably cooperate with SpinCo and take commercially reasonable actions as may be necessary or advisable to assist SpinCo in submitting such claims under the applicable insurance policies; provided that SpinCo shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims and neither BioVie nor the insurance company shall be required to maintain such insurance policies. For the avoidance of doubt, if an occurrence date is after the Effective Time, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to SpinCo under such insurance policies. SpinCo shall not, in connection with making a claim under any insurance policy of BioVie pursuant to this Section 5.1(b), shall take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between BioVie and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by BioVie under the applicable insurance policy; or (C) otherwise compromise, jeopardize or interfere with the rights of BioVie under the applicable insurance policy. At all times, each Party shall cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c)       At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the SpinCo Business. Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d)       BioVie shall not have any obligation to secure extended reporting for any claims under BioVie’s claims-made or occurrence-reported liability policies for any acts or omissions of SpinCo incurred prior to the Effective Time.

(e)       This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of BioVie in respect of any of the BioVie insurance policies and programs or any other contract or policy of insurance.

ARTICLE VI
CERTAIN OTHER MATTERS

6.1       No Right to Use Regulatory Information. BioVie shall not have a right of reference to, or otherwise be entitled to use, the regulatory filings or other regulatory information that is owned or controlled by SpinCo and exclusively relate to any SpinCo Products; and (b) SpinCo shall not have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information owned or controlled by BioVie.

6.2       Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to eight percent (8%) (or, if lower, the maximum rate permitted by applicable Law).

6.3       Inducement. SpinCo acknowledges and agrees that BioVie’s willingness to cause, effect and consummate the Separation has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

6.4       Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided herein or in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV, including Section 4.2 and Section 4.3) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VII
EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1       Agreement for Exchange of Information; Archives. Subject to Section 7.7 and any other applicable confidentiality obligations, each Party agrees to provide, or cause to be provided, to the other Party, at any time before, on or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any privilege otherwise available under applicable Law, including the attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, the rights and obligations of any Party described in this Section 7.1 with respect to the sharing of Information related to Taxes are subject to the rights and obligations described in the Tax Matters Agreement.

7.2       Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to Section 7.1 or Section 7.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3       Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

7.4       Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the policies of BioVie as in effect on the Separation Date or such other policies as may be adopted by BioVie after the Effective Time (provided, in the case of SpinCo, that BioVie notifies SpinCo of any such material change). Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 5.01 of the Tax Matters Agreement shall govern the retention of Tax Records (as defined in the Tax Matters Agreement).

7.5       Limitations of Liability. Neither Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. Neither Party shall have any liability to the other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 7.4.

7.6       Production of Witnesses; Records; Cooperation.

(a)       After the Effective Time, except in the case of an adversarial Action by one Party against the other Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. Without limiting any indemnification obligations of the non-requesting Party pursuant to Article IV, the requesting Party shall bear all costs and expenses in connection therewith. For the avoidance of doubt, the rights and obligations of any Party described in this Section 7.6 are subject to the rights and obligations described in the Tax Matters Agreement.

(b)       If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)       Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)       Without limiting any provision of this Section 7.6, each of the Parties agrees to cooperate with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)       The obligation of the Parties to provide witnesses pursuant to this Section 7.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers (subject to the exception set forth in the first sentence of Section 7.6(a)).

(f)       In connection with any matter contemplated by this Section 7.6, the Parties will enter into, in accordance with Section 7.9, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of each Party.

7.7       Confidentiality.

(a)       Subject to Section 7.1 and 7.8, each of BioVie and SpinCo (each, a “Receiving Party”), on behalf of itself and its Affiliates (collectively, the relevant “Receiving Group”), agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to BioVie’s confidential and proprietary information pursuant to policies in effect as of the Separation Date (and in no event less than a reasonable degree of care), all confidential or proprietary Information (“Confidential Information”) concerning each such other Group or any of its members (collectively, the “Disclosing Group”, and the relevant Party in such Group, the “Disclosing Party”) that is either in the possession of any member of the Receiving Group or any of its respective Representatives (including such Confidential Information in its possession prior to the date hereof) or furnished by any member of the Disclosing Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or under any Ancillary Agreement, except, in each case, to the extent that such Confidential Information (i) is as of the date hereof or at any time thereafter in the public domain or generally known to the public through no fault of any member of the Receiving Group or any of their respective Representatives, (ii) is after the Separation Date lawfully acquired by any member of the Receiving Group from sources, other than any member of the Disclosing Group or any of its respective Representatives, which sources are not themselves bound by a confidentiality obligation, or (iii) is independently generated by a member of the Receiving Group without reference to any Confidential Information of the Disclosing Group. Each Party shall maintain, and shall cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 7.7.

(b)       SpinCo acknowledges that it may have in its possession Confidential Information of third-parties that was received under a confidentiality or nondisclosure agreement with such parties while SpinCo was part of BioVie. SpinCo will, and will cause its Representatives to, hold in strict confidence the Confidential Information of third-parties to which SpinCo has access, in accordance with the terms of any agreements entered into prior to the Effective Time.

(c)       Each Receiving Party, on behalf of itself and the other members of its Receiving Group, agrees not to release, communicate or disclose, or permit to be released, communicated or disclosed, directly or indirectly, any Confidential Information of the Disclosing Group to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 7.8. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Receiving Party will promptly after request of the Disclosing Party either return to the Disclosing Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the Disclosing Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon).

(d)       Each Party shall be liable for any failure by its Representatives, to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

7.8       Protective Arrangements. In the event that any Receiving Party either determines on the advice of its counsel that it is required to disclose any Confidential Information of the Disclosing Group pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party, such Receiving Party shall notify the Disclosing Party (if legally permissible under the circumstances) prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements requested by the Disclosing Party. Subject to the foregoing, the member of the Receiving Group that received such request may thereafter disclose or provide the Disclosing Group’s Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority. The Receiving Party shall promptly provide the Disclosing Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Confidential Information was disclosed, in each case if legally permissible under the circumstances.

7.9       Privileged Matters.

(a)       The Parties recognize that the legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties, and that each Party should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b)       The Parties agree as follows:

(i)       BioVie shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the BioVie Business, whether or not the Privileged Information is in the possession or under the control of any member of BioVie or SpinCo. BioVie shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any BioVie Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of BioVie or SpinCo.

(ii)       SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of BioVie or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of BioVie or SpinCo.

(iii)       If BioVie and SpinCo do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and the Party who believes such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the BioVie Business, solely to the SpinCo Business, or to both the BioVie Business and the SpinCo Business.

(c)       Subject to Section 7.9(d) and Section 7.9(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 7.9(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)       If any dispute arises between BioVie and SpinCo regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)       Upon receipt by SpinCo of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which BioVie has the sole right hereunder to assert a privilege or immunity, or if SpinCo obtains knowledge that any current or former directors, officers, agents or employees of SpinCo have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, SpinCo shall promptly provide notice to BioVie of the existence of the request (which notice shall be delivered to BioVie no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide BioVie a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 7.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f)       Upon receipt by BioVie of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which SpinCo has the sole right hereunder to assert a privilege or immunity, or if BioVie obtains knowledge that any current or former directors, officers, agents or employees of BioVie have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, BioVie shall promptly provide notice to SpinCo of the existence of the request (which notice shall be delivered to SpinCo no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide SpinCo a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 7.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)       The Parties agree that they have or may in the future have common legal interests in the BioVie Liabilities and any corresponding legal rights, in the SpinCo Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged and will disclose and exchange certain Privileged Information between and among themselves in order to further the Parties’ common legal interests.

(h)       Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of BioVie and SpinCo set forth in this Section 7.9 and in Section 7.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a Subsidiary has received) such Privileged Information shall promptly return such Privileged Information to the Party (or its applicable Subsidiary) who has the right to assert the privilege or immunity.

(i)       In furtherance of, and without limitation to, the Parties’ agreement under this Section 7.9, BioVie and SpinCo shall use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

ARTICLE VIII
DISPUTE RESOLUTION

8.1       Disputes.

(a)       Except as otherwise provided in Section 8.1(b), any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof, shall be resolved by BioVie in its sole and absolute discretion.

(b)       Any controversy or claim arising after the Effective Time and arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof (a “Dispute”), shall be resolved: (a) first, by negotiation by the applicable local or functional leads (if applicable to any Dispute), and then (if there remains a Dispute) negotiation by and among the members of the Transition Committee, with the possibility of mediation as provided in Section 8.2; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 8.3. Each Party agrees on behalf of itself and each of its Subsidiaries that the procedures set forth in this Article VIII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

8.2       Negotiation and Mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in Section 8.1 above or, as applicable, in accordance with the applicable Ancillary Agreement). If the parties to the Dispute agree, the parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

8.3       Arbitration.

(a)       If a Dispute is not resolved within 45 days (or later if mutually agreed by the Parties) after the service of a Dispute Notice, either Party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the Laws of the State of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b)       Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within 45 days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(c)       The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement or any Ancillary Agreement. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d)       Absent fraud or manifest error, any arbitral award issued hereunder shall be final and binding on the Parties.

(e)       Except as may be required by Law or any applicable rules and regulations of any stock exchange, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

8.4       Interim Relief. At any time during the resolution of a Dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

8.5       Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement nor any right or power to award punitive, exemplary or treble damages (or other multiple damages that are not actual damages).

8.6       Expenses. Each Party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration with respect to any Dispute pursuant to Section 8.3 in which the arbitrator issues an arbitral award in an amount that is within ten percent (10%) of the amount of the most recent bona fide written settlement offer submitted by a Party and rejected by a Party in connection with such Dispute, then the Party that rejected such settlement offer shall bear both Parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees and expenses of any arbitrator).

8.7       Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters related to such Dispute.

ARTICLE IX
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1       Further Assurances.

(a)       In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)       Without limiting the foregoing, prior to, on and after the Separation Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)       On or prior to the Separation Date, BioVie and SpinCo shall each ratify any actions which are reasonably necessary or desirable to be taken by to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE X
TERMINATION

10.1       Termination. This Agreement may be terminated by BioVie at any time, in its sole and absolute discretion, prior to the Effective Time. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

10.2       Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (or any of its directors or officers) shall have any Liability or further obligation to any other Party.

ARTICLE XI
MISCELLANEOUS

11.1       Counterparts; Entire Agreement; Corporate Power.

(a)       This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)       This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)       BioVie and SpinCo each represents as follows:

(i)       each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)       this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)       Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

11.2       Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

11.3       Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the express written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement (i) in connection with the merger of such Party, or the sale, transfer or other divestiture of all or substantially all of an entire product line, Affiliate, division or other business unit of such Party, or (ii) to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 11.3; provided, further, that SpinCo shall only be entitled to assign its rights or delegate its obligations under this Agreement with the prior written consent of BioVie.

11.4       Third-Party Beneficiaries. Except (a) for the indemnification rights under this Agreement of any BioVie Indemnitee or SpinCo Indemnitee in their respective capacities as such and (b) as expressly set forth in any Ancillary Agreement, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5       Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to BioVie, to:

Biovie Inc.

680 W Nye Lane

Suite 204

Carson City, Nevada 89703

Attention: Cuong Do

If to SpinCo to:

Option Therapeutics Inc.

680 W Nye Lane

Suite 204

Carson City, Nevada 89703

Attention: Joanne Wendy Kim

A Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given or made.

11.6       Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7       Force Majeure. No Party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment (each such cause, a “Force Majeure”). In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

11.8       Publicity. Prior to the Effective Time, each of SpinCo and BioVie shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation or any of the other Transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

11.9       Expenses. Except as expressly set forth in this Agreement (or in any Ancillary Agreement), all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the Party incurring such fees, costs or expenses.

11.10       Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11       Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and shall remain in full force and effect.

11.12       Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13       Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.14       Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.15       Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [—], 2025, regardless of any amendment or restatement hereof; (g) the verb “will” means “shall”; and (h) except where the context otherwise requires, references to Subsidiaries of SpinCo refers to Persons that will be Subsidiaries of SpinCo upon consummation of the Separation. BioVie and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement.

11.16       No Set Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Ancillary Agreement.

11.17       Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or its Affiliates, on the one hand, nor BioVie or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, punitive, exemplary or similar damages in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives.

BIOVIE INC.

By:
Name:
Title:

OPTION THERAPEUTICS INC.

By:
Name:
Title: